Exhibit 10.11

SOC TELEMED

1768 Business Center Drive, Suite 100, Reston, Virginia 20190

June 24, 2020

John Kalix
[****]

Re:	EMPLOYMENT AGREEMENT

Dear John:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Specialists On Call, Inc., a Delaware corporation d/b/a SOC Telemed (the “Company”), sets forth the terms and conditions that shall govern the period of Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive will commence full-time Employment with the Company effective as of no later than August 15, 2020 (such actual start date, the “Start Date”), the terms of which will be governed by this Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive, initially in the position of President and transitioning to the position of Chief Executive Officer within six (6) months of the Start Date (the “Transition”). Executive will report initially to the Company’s interim Chief Executive Officer (the “Interim CEO”) and, after the Transition, to the Company’s Board of Directors (the “Board”), and Executive will work out of the Company’s office in Virginia. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board (or, prior to the Transition, the Interim CEO), so long as any such assigned or delegated duties, responsibilities and authorities are consistent with Executive’s role as President or Chief Executive Officer, as applicable.

(c) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of the Board (or, prior to the Transition, the Interim CEO), Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of the Board (or, prior to the Transition, the Interim CEO); provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d) Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.

(e) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that prior to the Start Date Executive shall have returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $450,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any increases in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and may be increased (but not decreased) as part of the Company’s normal performance review practices. Effective as of the date of any increase to Executive’s Base Salary, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Executive will be eligible for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective and/or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by the Board or the Compensation Committee of the Board (the “Committee”) and mutually agreed by Executive; provided, however, that in no event will the subjective portion of the Performance Goals exceed 25% of the Performance Goals overall. The target opportunity for any such Cash Bonus will be 50% of Executive’s Base Salary (the “Target Bonus” and such percentage, the “Target Bonus Percentage”), and Executive will be deemed to have earned 100% of the Target Bonus if 100% of the Performance Goals are attained, as reasonably determined in good faith by the Board or the Committee, as applicable. In the event the Company and/or Executive achieves more or less than 100% of the Performance Goals, the Cash Bonus will be increased or decreased in a straight-line linear interpolation method, subject to applicable threshold and maximum achievement levels set forth in the Performance Goals. Except as set forth in Section 6, Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company, which shall be consistent with Company practice as in effect from time to time and no later than five (5) business days after the certification of such achievement of the Performance Goals, as applicable. Executive’s Target Bonus and/or Target Bonus Percentage will be subject to review and may be increased (but not decreased) as part of the Company’s normal performance review practices.

(c) Guaranteed 2020 Cash Incentive Bonus. With respect to the calendar 2020 Cash Bonus period, the Company shall pay Executive at least 50% of the Target Bonus (the “Guaranteed Bonus”), to be paid at such time as Cash Bonuses are paid in accordance with normal Company practice for the payment of earned annual bonuses for its senior executives. Except as set forth in Section 6, Executive shall not earn such Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.

(d) Change in Control Bonuses.

(i) In the event of a Change in Control of the Company (as defined below), Executive shall be entitled to receive a cash bonus payment (a “Change in Control Bonus”) in an amount equal to (x) four percent (4%), multiplied by (y) the amount by which (A) the Net Proceeds exceeds (B) the Company’s equity value calculated based on an enterprise value of $175,000,000 plus the amount of any additional financing contributed to the Company for operating or capital expenditures after the date hereof but prior to the date of the Change in Control (the amount determined in accordance with this clause (y), the “Change in Control Profit”).

(ii) Except as set forth in Section 6, subject to Executive’s continued service to the Company through each relevant vesting date, Executive’s right to receive twenty-five percent (25%) of the Change in Control Bonus shall vest on the twelve (12) month anniversary of the Start Date, and Executive’s right to receive one forty-eighth (1/48th) of the Change in Control Bonus shall vest on the corresponding day of each calendar month thereafter (and if there is no corresponding day, the last day of the month), so that the Change in Control Bonus will be fully vested four (4) years from the Start Date.

(iii) Notwithstanding Section 2(d)(ii), Executive’s right to receive 100% of the Change in Control Bonus shall automatically accelerate and become fully vested in the event of a Change in Control prior to the fourth anniversary of the Start Date, so long as Executive remains employed by the Company through the date of the Change in Control, but subject to Section 6.

(iv) In addition to the Change in Control Bonus, in the event of a Change in Control of the Company, Executive shall be entitled to receive a second cash bonus payment (a “Change in Control Bonus Kicker”) in an amount equal to (x) half of one percent (0.5%), multiplied by (y) the Change in Control Profit, multiplied by (z) the applicable Performance Vesting Percentage set forth below, so long as Executive remains employed by the Company through the date of the Change in Control, but subject to Section 6. For purposes of the following table, “WP Investors Return” means the Net Proceeds payable to the WP Investors and “Base Amount” means the aggregate amount the WP Investors have invested in the Company between January 1, 2014, and the date of the Change in Control.

WP Investors Return on the Base Amount	Performance Vesting Percentage
Less than 1.5 times the Base Amount	0%
1.5 times to 2.5 times the Base Amount	0% (at 1.5 times) to 100% (at 2.5 times), calculated using linear interpolation (e.g., at 2.2 times, the Performance Vesting Percentage would be 70%)
More than 2.5 times the Base Amount	100%

(v) Any Change in Control Bonus and Change in Control Bonus Kicker due under this Section 2(d) shall be paid to Executive within 30 days following the Change in Control, net of all applicable tax withholdings and other applicable deductions, in the same proportion of cash, Securities (as defined below) and Non-Cash Proceeds (as defined below) as received by the Company’s stockholders. In the event any Net Proceeds are received after the date of the Change in Control (e.g., by reason of any escrow or earn-out), the portion of the Change in Control Bonus and/or Change in Control Bonus Kicker due under this Section 2(d) attributable to such Net Proceeds shall be paid to Executive within 30 days after any such Net Proceeds are distributed, net of all applicable tax withholdings and other applicable deductions, in the same proportion of cash, Securities and Non-Cash Proceeds as received by the Company’s stockholders.

(vi) For purposes of this Agreement, “Net Proceeds” means the aggregate amount of (w) cash (including earn-outs and escrows actually received), plus (x) the fair market value (as determined in the reasonable and good faith judgment of the Board) of marketable and freely transferable securities (including securities restricted solely by applicable securities laws) (“Securities”), plus (y) other property (“Non-Cash Proceeds”), in each case actually received by the Company’s stockholders in respect of the equity of the Company held by them (A) prior to such Change in Control, in connection with any dividends/distributions (including by way of a “dividend recapitalization”) actually received in respect of the equity of the Company, plus (B) in connection with such Change in Control, minus (z) any transaction, monitoring, investment banking, legal, accounting and similar fees, costs and expenses made in connection with such Change in Control (excluding the Change in Control Bonus and Change in Control Bonus Kicker).

(vii) For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(1) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company or its authorized underwriter or broker; (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(2) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving corporation, partnership, limited liability company or other entity (“Entity”) in such merger, consolidation or similar transaction; or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(3) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

(4) Notwithstanding the foregoing definition, the term Change in Control will not include (A) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; or (B) a public offering and sale of equity securities of the Company, or any of its subsidiaries, or their respective successors for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any related restructuring or the Transaction. Notwithstanding the foregoing, to the extent necessary to avoid the imposition of adverse taxation under Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5).

(viii) For purposes of this Agreement, “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except that “Exchange Act Person” will not include (A) the Company or any Subsidiary; (B) any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (E) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date of determination, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(ix) For purposes of this Agreement, “Own,” “Owned,” “Owner,” “Ownership” and words of like effect mean a person or Entity’s ownership of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(x) For purposes of this Agreement, “WP Investors” means, collectively, WPXI Finance, LP, Warburg Pincus XI Partners, L.P. and each investment fund managed by or affiliated with Warburg Pincus LLC or any of its affiliates.

(e) Full Value Award. In the event the Company enters into an acquisition transaction with Healthcare Merger Corp., a Delaware corporation (the “Transaction”), prior to the occurrence of a Change in Control, then (x) Executive shall no longer be entitled to the Change in Control Bonus or the Change in Control Bonus Kicker under Section 2(d), and (y) the Company shall, or shall cause the surviving corporation to, grant Executive a full value equity award (either in the form of restricted stock or restricted stock units) comprising the following components (collectively, the “Full Value Award”):

(i) Base Full Value Award. A full value award in respect of a number of shares of the surviving corporation’s common stock equal to three percent (3%) of fully diluted ownership in the surviving corporation, measured as of the grant date (the “Base Full Value Award”). The Base Full Value Award will vest as to twenty-five percent (25%) of the shares subject to the Base Full Value Award on the twelve (12) month anniversary of the Start Date, and as to one sixteenth (1/16th) of the shares subject to the Base Full Value Award on the corresponding day of each third (3rd) month thereafter (and if there is no corresponding day, the last day of such month), so that the Full Value Award will be fully vested four (4) years from the Start Date, subject to Executive continuing to provide services to the surviving corporation and its affiliates through each relevant vesting date, but subject to Section 6.

(ii) Sponsor Promote Earnout Award. A full value award equal to fifteen percent (15%) of the proceeds related to the Sponsor Promote Earnout Shares (as defined below) (the “Sponsor Award”), which shall be paid to Executive as and when such proceeds are paid to the Sponsor (as defined below) pursuant to the terms of the Sponsor Promote Earnout Shares, subject to Executive continuing to provide services to the surviving corporation and its affiliates through each relevant date, but subject to Section 6. “Sponsor Promote Earnout Shares” means the aggregate number of shares of the surviving corporation’s capital stock held by HCMC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), that are subject to forfeiture unless the volume weighted average price of the surviving corporation’s common stock exceeds certain thresholds as set forth in the definitive agreements for the Transaction.

(iii) Cash Payment in lieu of Full Value Award. In the event the Company or the surviving corporation fails, for any reason, to grant the Full Value Award within 90 days following the consummation of the Transaction, then the Company shall pay, or shall cause the surviving corporation to pay, to Executive, in cash, on each applicable vesting (or payment) date under this Section 2(e), an amount equal to the then-fair market value of the shares underlying the Base Full Value Award and the Sponsor Award that vest (or are paid) on each such applicable date, with such vesting/payment otherwise subject to the provisions of Section 2(e)(i) and (ii), as applicable.

(f) Relocation. In order to assist with the move of Executive and Executive’s household from Wisconsin to the Washington, D.C. metropolitan area, the Company will reimburse Executive for the following amounts: the amount (up to a cap of $50,000 in the aggregate) of Executive’s actual and reasonable relocation expenses incurred for the following items: closing costs on the sale of Executive’s home in Wisconsin and the transportation of Executive, and his family, and their personal property, from Wisconsin to the Washington, D.C. metropolitan area, including air and ground transportation for Executive and his family, and including packing, storing, insuring, shipping/trucking, and unpacking all such personal property (collectively, the “Moving Expenses”); and the amount (up to a cap of $25,000 in the aggregate) of Executive’s actual and reasonable expenses incurred in connection with obtaining and maintaining temporary housing in the Washington, D.C. metropolitan area from the beginning of the calendar month in which the Start Date occurs through August 31, 2021, or, if earlier, the date Executive’s relocation is complete (the “Temporary Housing Expenses” and, together with the Moving Expenses, the “Relocation Payments”). In order to be eligible for the Relocation Payments, Executive must submit a request for reimbursement to the Company with appropriate documentation substantiating the expense within sixty (60) days of incurring the expense. The Relocation Payments shall be made to Executive, grossed up for all applicable taxes, within thirty (30) days of the date Executive submits Executive’s valid reimbursement request with the documentation necessary to substantiate the expense. If Executive voluntarily resigns from the Company other than for Good Reason or the Company terminates Executive’s employment for Cause before the six month anniversary of the Start Date, Executive will be required to immediately return the gross pre-tax amount of the Moving Expenses to the Company. In such case, Executive’s signature below authorizes the Company, to the fullest extent permitted by law, to make deductions from any payment Executive is owed (including Executive’s final paycheck) to repay all or a portion of the Relocation Payment. Executive agrees that, if any such deductions do not fully repay the Relocation Payment that is owed to the Company, Executive will pay the Company the remaining balance within thirty (30) calendar days of the last day of Executive’s employment with the Company.

3. Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be in effect from time to time; (b) receive an automobile allowance in accordance of $500 per month in accordance with the Company’s automobile policy, as it may be in effect from time to time; and (c) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. Except with respect to the automobile allowance, the Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. In addition, the Company shall pay directly to Executive’s attorneys within thirty days following Executive’s execution of this Agreement and his submission of appropriate supporting documentation, all reasonable attorneys’ fees and expenses incurred by Executive in connection with the review, negotiation, drafting and execution of this Agreement, prior agreements, and related agreements and arrangements, but in no event greater than $15,000 in the aggregate.

5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, Executive shall only be entitled to (a) any accrued but unpaid Base Salary and PTO, (b) all other benefits earned, and expenses to be reimbursed, as described in this Agreement or under any Company plan, policy or arrangement, and (c) such other compensation or benefits as may be required by law (collectively, the “Accrued Benefits”).

6. Termination Benefits.

(a) Death; Disability; Termination without Cause; Resignation for Good Reason. If the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, or Executive’s employment terminates due to Executive becoming Disabled or Executive’s death at any time, or Executive resigns for Good Reason, then, subject to Section 7, Executive or Executive’s estate (as the case may be) will be entitled to the following:

(i) Accrued Compensation. All Accrued Benefits, paid when due.

(ii) Severance.

(1) Executive will receive semi-monthly continuing payments of severance pay at a rate equal to Executive’s Base Salary as then in effect (but without taking into account any reduction in Base Salary that gives rise to a termination for Good Reason) for period of 12 months following the date of termination and, for the avoidance of doubt, the payments will be less all required tax withholdings and other applicable deductions, and will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)), provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service;

(2) In the event Executive’s employment is terminated in any calendar year prior to the date the Cash Bonus for the immediately preceding year has been paid, Executive will receive the Cash Bonus for such prior year, the amount of which will be determined in accordance with Section 2(b);

(3) Executive will receive the Guaranteed Bonus for calendar year 2020, if not previously paid;

(4) If a Transaction has not occurred prior to the date of termination, Executive will remain vested in, and will retain the right to receive, the portion of the Change in Control Bonus that was vested as of the date of termination; provided, however, that the underlying Change in Control occurs prior to the seventh anniversary of the Start Date; and provided, further, that if a Change in Control occurs within 6 months following the date of termination and such termination is not due to Disability or death, Executive shall vest in, and receive, 100% of the Change in Control Bonus, and shall be entitled to receive up to 100% of the Change in Control Bonus Kicker as such amount is determined in accordance with Section 2(d)(iv);

(5) If a Transaction has occurred prior to the date of termination, Executive will remain vested in, and will retain all rights with respect to, the portion of the shares underlying the Base Full Value Award that was vested as of the date of termination; provided, however, that if any portion of the Sponsor Promote Earnout Shares are earned within 6 months following the date of termination and such termination is not due to Disability or death, Executive shall vest in, and receive the portion of the Sponsor Award that he would have received had his employment continued;

(6) If a Transaction has occurred prior to the date of termination but Executive did not receive a Full Value Award and instead, under Section 2(e)(iii), was entitled to a cash payment in lieu of the Full Value Award, Executive will remain entitled to a cash payment in lieu of the Full Value Award in the amounts and on the dates provided under sub-clause (5) of this Section 6(a)(ii);

(7) If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earliest of (I) the end of the period during which he is receiving continuing payments of Base Salary under sub-clause (1) or sub-clause (8) of this Section 6(a)(ii), as applicable, (II) the maximum period of continuation coverage required under COBRA, or (III) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(8) Notwithstanding anything to the contrary above, in the event Executive terminates his employment under clause (ii) of the definition of Good Reason (i.e., because the Transition has not been completed within six months following the Start Date), then (I) with respect to sub-clause (1) above, in lieu of 12 months of continued base salary, Executive shall be entitled to $900,000 (i.e., 24 months of Base Salary), which amount shall be paid in 48 semi-monthly continuing payments of $18,750 following the date of termination, less all required tax withholdings and other applicable deductions; and (II) with respect to sub-clauses (4) through (6) above, solely for purposes of determining the time-based vested portion of the Change in Control Bonus pursuant to Section 2(d)(ii) or the Base Full Value Award under Section 2(e)(i) or cash payment in lieu thereof under Section 2(e)(iii), as applicable, Executive’s date of termination shall be deemed to be the one (1) year anniversary of the Start Date.

(b) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive’s voluntary resignation (other than for Good Reason) or (ii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within thirty (30) days of Executive’s termination of employment (or such earlier date as required by applicable law).

(c) Timing of Payments. Subject to any specific timing provisions in Section 6(a) or 6(b), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive or Executive’s estate (as the case may be) signing and not revoking a separation agreement and release of claims in a form attached to this Agreement as Attachment A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive or Executive’s estate (as the case may be) will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive or Executive’s estate (as the case may be) and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive or Executive’s estate (as the case may be) having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b) Restrictive Covenants. The receipt of any termination benefits pursuant to Section 6 will be subject to Executive not having breached any material provisions of the Confidentiality Agreement (as defined in Section 10(a) below). In the event Executive breaches the material provisions of the Confidentiality Agreement, as reasonably determined by the Board in good faith by a vote of not less than two-thirds (2/3) of the Members of the full Board at a meeting called for such purpose at which Executive and his attorney are given an opportunity to present, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6 will immediately cease (other than the Accrued Benefits).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi) The payments and benefits provided under Sections 6(a) and Section 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means Executive’s:

(i) willful failure to reasonably and substantially perform Executive’s duties (other than as a result of physical or mental illness or injury);

(ii) willful misconduct, intentional misrepresentation or gross negligence which causes injury (or, in the case of willful misconduct, significant injury) to the Company or any of its affiliates (whether financially, reputationally or otherwise);

(iii) commission of an act of fraud, embezzlement, misappropriation or a breach by Executive of Executive’s fiduciary duty or duty of loyalty to the Company or its affiliates;

(iv) indictment, receipt of a charge or conviction for (or plea of guilty or nolo contendere with respect to) any felony or any crime involving dishonesty or moral turpitude;

(v) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises; or

(vi) breach by Executive of the material terms of any agreement with the Company or any affiliate or any material Company policies (including without limitation any policy related to sexual harassment, assault or fraternization).

Notwithstanding the foregoing, the Company may not terminate Executive’s employment for Cause under clauses (i), (ii) or (vi) of this definition unless (A) the Company or the Board has provided notice to Executive setting forth in reasonable detail the specific conduct purporting to constitute Cause within ninety (90) days of the date the Company or the Board first becomes aware of its existence, (B) Executive has failed to cure such conduct (if capable of cure) within fifteen (15) days following the date of receipt of such notice, and (C) the Board or the Company has terminated Executive’s employment within thirty (30) days following such failure to cure. Notwithstanding the foregoing, if following the termination of Executive’s services, it is determined that Executive’s services could have been terminated for Cause, as such term is defined above, Executive’s services shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(b) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(c) Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(d) Good Reason. “Good Reason” means the occurrence of any of the following events without the Executive’s prior written consent: (i) any reduction in Base Salary or Target Bonus Percentage; (ii) the failure to complete the Transition within six months following the Start Date; (iii) any material diminution in the Executive’s title, authority, duties or responsibilities as President or Chief Executive Officer, as applicable; (iv) a relocation of the Executive’s principal place of employment such that Executive’s normal daily one-way commute is increased by more than 25 miles as compared to Executive’s principal place of employment as of the Start Date; or (v) a breach by the Company of any material obligation under this Agreement or any written agreement between the Executive and the Company; provided, however, that no act or lack thereof arising from a failure of the parties to agree on the Performance Goals shall be deemed an event giving rise to Good Reason. Notwithstanding the foregoing, Executive may not terminate his employment for Good Reason unless (A) the Executive has provided notice to the Board setting forth in reasonable detail the specific conduct of the Company or the Board purporting to constitute Good Reason within ninety (90) days of the date the Executive first becomes aware of its existence, (B) the Board has failed to cure such conduct within fifteen (15) days following the date of receipt of such notice, and (C) the Executive has terminated his employment within thirty (30) days following such failure to cure.

(e) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(f) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(g) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(h) Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

9. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

(d) Notwithstanding anything to the contrary in Section 9(a), if any Payment that would be otherwise reduced pursuant to Section 9(a) would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are capable of being satisfied, the Company will use its reasonable best efforts to cause such payments to be timely submitted for such approval in accordance with such requirements.

10. Pre-Employment Conditions.

(a) Confidentiality Agreement. Executive’s acceptance of this offer and Executive’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement, a copy of which is attached hereto as Attachment B for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on Executive’s Start Date.

(b) Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Start Date, or our Employment relationship with Executive may be terminated.

(c) Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

11. Arbitration.

(a) Arbitration. In consideration of Executive’s Employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s Employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration pursuant to Virginia law. The Federal Arbitration Act shall also apply with full force and effect.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a jury trial, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Virginia Human Rights Act, the Virginia Values Act, the Virginia Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with Virginia law, and that the arbitrator shall apply substantive and procedural Virginia law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with Virginia law, Virginia law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Virginia.

(d) Remedy. Arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.

(g) Independent Advice. Executive acknowledges that Executive has been advised to obtain independent advice and legal counsel to advise Executive concerning this Agreement, and that Executive has either done so or has knowingly waived that opportunity of Executive’s own free choice. Neither the Company nor any attorneys for the Company have advised Executive concerning this Agreement, and Executive is relying solely upon the advice of Executive’s own independent counsel (if any); nor has the Company or any attorneys for the Company coerced, used undue influence, or otherwise induced Executive to enter into this Agreement.

12. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b) Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice.

(i) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Executive hereby consents to receive such documents by electronic delivery.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

SOC TELEMED

By:	/s/ Paul Ricci
(Signature)

Name:	Paul Ricci

Title:	Chairman & CEO

ACCEPTED AND AGREED:

JOHN KALIX

/s/ John Kalix
(Signature)

6/25/20
Date

Attachment A:	Form of Separation Agreement and Release of Claims

Attachment B:	Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement